Exhibit 3.1.1

RESTATED CERTIFICATE OF INCORPORATION

OF

JP FOODSERVICE DISTRIBUTORS, INC.

JP Foodservice Distributors, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name under which the corporation was originally incorporated is J.P. Monarch, Inc. and the original Certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on April 19, 1989.

2. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the corporation.

3. This Restated Certificate of Incorporation and the amendments to the Certificate of Incorporation contained herein were declared advisable and adopted by the Board of Directors on November 4, 1994, were approved by the written consent of the sole stockholder of the corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, and have been duly adopted in accordance with the provisions of Sections 242(b) and 245 of the General Corporation Law of the State of Delaware.

4. The text of the Certificate of Incorporation of the corporation is hereby restated, integrated and amended to read in its entirety as follows:

ARTICLE I

The name of the corporation is JP Foodservice Distributors, Inc. (the “Company”).

ARTICLE II

The address of the Company's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Company's registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

The total number of shares of stock which the Company shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Dollar ($1.00), amounting in the aggregate to One Thousand Dollars ($1,000.00).

ARTICLE V

The board of directors of the Company is authorized to make, alter or repeal the by-laws of the Company Election of directors need not be by written ballot.

ARTICLE VI

DIRECTOR LIABILITY

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. No modification or repeal of the provisions of this Article VI shall adversely affect any right or protection of any director of the Company existing at the date of such modification or repeal or create any liability or adversely affect any such right or protection for any acts or omissions of such director occurring prior to such modification or repeal.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and also amends the provisions of the Certificate of Incorporation of the Company and which has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law, as the Company has received payment for its capital stock, has been executed by its Senior Vice President and Assistant Secretary this January 25, 1995.

JP FOODSERVICE DISTRIBUTORS, INC.

By:	/s/ Lewis Hay, III
Name: Lewis Hay, III
Title: Senior Vice President

Attest:

By:	/s/ George T. Megas
Name: George T. Megas
Title: Assistant Secretary